EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PeopleSoft, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-16749, 33-33564, 33-44702, 33-51754, 33-53349, 33-53351, 33-53355, 333-18997, 333-19001, 333-41935, 333-63315, 333-74973, 333-74977, 333-96035, 333-73150, 333-122396 and 333-122257) on Form S-8 of Oracle Corporation of our report dated January 29, 2004, except as to the 1st and 5th paragraphs of the section Customer Assurance Program in note 7, which are as of February 14, 2004, with respect to the consolidated balance sheets of PeopleSoft, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years then ended, and the related financial statement schedule, which report appears in this current report on Form 8-K/A of Oracle Corporation.

Our report refers to our audit of the adjustments that were applied and disclosures added to revise the 2001 consolidated financial statements, as more fully described in notes 15 and 14 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such adjustments and disclosures.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Mountain View, California
March 11, 2005